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                                                                    EXHIBIT 99.1



                               [IMAGYN LETTERHEAD]


                             FOR:           Imagyn Medical Technologies, Inc.

                             CONTACT:       Charles A. Laverty
                                            Chairman & Chief Executive Officer
                                            Michael Montevideo
                                            Chief Financial Officer
                                            Imagyn Medical Technologies, Inc.
                                            (949) 720 8800
FOR IMMEDIATE RELEASE
                                            Edward Nebb/Lavine Surtani
                                            BSMG Worldwide
                                            212-445-8000


                     IMAGYN MEDICAL TECHNOLOGIES, INC. FILES
                             PLAN OF REORGANIZATION


NEWPORT BEACH, CA, June 25, 1999 - Imagyn Medical Technologies, Inc. (OTC/BB:
IMTI) announced today it has filed a Plan of Reorganization in the U.S. Bankruptcy Court for the District of Delaware. The filing was made in connection with the Company's petition on May 18, 1999 for reorganization under Chapter 11.

        The proposed Plan contemplates that the Company's existing secured creditors will be paid in full over time from the Company's future revenues or from the proceeds of replacement financing that the Company must obtain. Trade creditors who agree to continue to provide goods and services on normal trade terms will be paid in cash in full, as will the Company's employees with priority claims for pre-petition wages and employee benefits. Other trade creditors, and the holders of the Company's $110 million in 12.5% Senior Subordinated Notes, will receive new common stock representing 88% of the equity in the reorganized Company. The balance of the equity will be held by management and certain other creditors. Management will also receive options to purchase additional equity based upon the future performance of the Company.

        The Plan is based upon an agreement with Credit Suisse First Boston Management Corporation (CSFB), which holds a majority of the Company's 12.5% Senior Subordinated Notes and which also holds certain secured claims against Imagyn. It is anticipated that, upon confirmation, CSFB will own or control approximately 75% of the equity in the reorganized Company.


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        Holders of the Company's 8.75% Convertible Subordinated Debentures, as
well as holders of currently outstanding common stock, warrants, options or stock rights will not receive any property for these interests.

        The Company anticipates that the plan will be considered for approval by the Bankruptcy Court in September.

        Charles A. Laverty, Imagyn's Chairman and Chief Executive Officer, said, "We are pleased to report significant progress toward our goal of developing a Plan of Reorganization that can provide Imagyn with a more stable financial structure. The Plan we have proposed has the support of the holders of a majority of the Company's debt."

        Imagyn Medical Technologies, Inc. is a designer, manufacturer and marketer of urological, gynecological and general surgery medical products for the health care market.

        This press release contains forward-looking statements that involve risks and uncertainties. Such statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause results to differ materially from those described in the forward-looking statements. Factors that may cause such differences include, but are not limited to, those described in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1998.


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